Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Patrick Spratt KVH Industries 401-847-3327	Eric Boyriven Financial Dynamics 212-850-5600

KVH Announces Results for Third Quarter

•	Quarterly Revenue of $16.7 Million, Up 22% Year over Year

•	Profit of $0.05 Per Diluted Share

MIDDLETOWN, RI – October 20, 2005 – KVH Industries, Inc., (Nasdaq: KVHI), a leading provider of mobile satellite products and defense navigation and guidance systems, today reported its results for the third quarter ended September 30, 2005. Revenue for the period was $16.7 million, up 22% from $13.8 million for the third quarter ended September 30, 2004. Net profit for the period was $0.7 million, or $0.05 per diluted share. By comparison, KVH recorded a net loss of ($1.6) million, or ($0.11) per share for the same period last year.

For the nine months ended September 30, 2005, revenue increased 15% to $53.4 million from $46.3 million for the nine months ended September 30, 2004. KVH reported a net profit of $1.9 million or $0.13 per diluted share for the 2005 period, versus a net loss of ($6.4) million or ($0.46) per share in the year ago period.

“Solid results from military, marine, automotive, and fiber optic product sales offset the weakness in the recreational vehicle market to produce 22% revenue growth and our fourth consecutive profitable quarter,” said Martin Kits van Heyningen, KVH’s president and chief executive officer.

Third quarter and year-to-date sales of the company’s mobile satellite products increased 4% compared to the respective periods in 2004.

“Strong marine sales led the way with a 30% increase over last year’s third quarter, with excellent growth in both our North American and European markets,” explained Mr. Kits van Heyningen. “Sales of our TracVision® A5 automotive satellite TV system were up strongly both on a sequential and year-over-year basis as we continue to build momentum in the automotive market. Despite this, sales in the land market declined 21% over the third quarter of last year as our RV sales felt the effect of increased competition among mobile satellite TV products, higher fuel prices, and a substantial reduction in sales of Class A recreational vehicles, which has had a corresponding effect on our sales of TracVision systems to RV manufacturers.”

For the third quarter of 2005, defense-related sales, including those for KVH’s TACNAV® military navigation systems and fiber optic gyro (FOG) solutions, were up a combined 79% on a year-over-year basis. Year to date, defense revenue was up 63% compared to the first nine months of 2004.

“Overall, our defense backlog remained steady compared to the end of the second quarter of 2005 thanks to new orders for both our TACNAV vehicle navigation system and our fiber optic gyro products,” Mr. Kits van Heyningen said. “Significantly, we announced a multi-year order from Raytheon for our TG-6000 inertial measurement unit, which is an integral component in the guidance system of the MK54 torpedo. The value of the initial production order is roughly $3.2 million. If all of the additional options are exercised, the total order is potentially worth more than $15 million between now and 2009, potentially making it the single largest order for any product in our company’s history.”

“Our operational improvement program continues to show results,” remarked Patrick Spratt, KVH’s chief financial officer. “We’ve achieved tighter spending management, reductions in product costs, higher productivity, and efficiency improvements in many areas of the company. For the third quarter of 2005, gross margin was 42%, an 8-percentage point improvement on a year-over-year basis resulting in a 51% year-over-year increase in gross profit. Our asset management continued to improve, led by accounts receivable days sales outstanding at 49, a decline of 1 day from the second quarter and 2 days from the prior year. Although our net inventory level was $0.2 million below the June level, inventory turns declined slightly to 4.9 on an annualized basis due to the sequential decline in cost of goods sold. Together, all of these factors contributed to strong third quarter positive cash flow from operations of $2.7 million.”

Commenting on the company’s expected performance during the remainder of the year, Mr. Spratt noted, “We expect that fourth quarter revenue will continue to show solid year-over-year growth, in the range of 10 to 15 percent. We also expect to achieve profitable results in the fourth quarter with earnings per share roughly in line with or slightly better than our third quarter results. We also have a number of exciting new products in the pipeline and we plan to begin introducing them over the course of the fourth quarter.”

“I am very pleased with our overall results for the third quarter,” concluded Mr. Kits van Heyningen. “Our defense business has been growing, spurred on by several long-term program opportunities that resulted in multi-year contracts. We have continued to build momentum in the automotive market and marine satellite sales have remained strong. I believe that our ongoing cost improvement and new product efforts will help us maintain our leadership position in each of our key business areas, including the RV market. We are well positioned to achieve our goals for the fourth quarter and the year as a whole.”

Recent Highlights:

•	October 8, 2005 – Two autonomous vehicles developed by Carnegie Mellon University’s Red Team and each equipped with KVH DSP fiber optic gyros, finished second and third in the Defense Advanced Research Projects Agency (DARPA) Grand Challenge.

•	September 14, 2005 – Raytheon Integrated Defense Systems placed a $3.2 million production order for KVH’s fiber optic gyro-based TG-6000 precision inertial measurement unit. The TG-6000 IMU will serve as a key component within the guidance system of the U.S. Navy’s next-generation MK54 lightweight torpedoes.

•	August 11, 2005 – KVH received three new orders for its TACNAV vehicle navigation systems and T-FOG™ fiber optic gyro upgrade. Together, the orders are valued at more than $2.4 million.

KVH is webcasting its third quarter conference call live at 10:30 a.m. Eastern Time today through the company’s web site. The conference call can be accessed via the company’s web site at http://www.kvh.com/InvRelations. The audio archive and an MP3 podcast will also be available on the company web site within three hours of the completion of the call.

KVH Industries, Inc., designs and manufactures products that enable mobile communication, navigation, and precision pointing through the use of its proprietary mobile satellite antenna and fiber optic technologies. The company is developing next-generation systems with greater precision, durability, and versatility for communications, navigation, and industrial applications. An ISO 9001-certified company, KVH has headquarters in Middletown, Rhode Island, with a fiber optic and military navigation product manufacturing facility in Tinley Park, Illinois, and a European sales, marketing, and support office in Kokkedal, Denmark.

KVH INDUSTRIES, INC. AND SUBSIDIARY

SELECTED FINANCIAL INFORMATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net sales	$16,742	$13,762	$53,442	$46,291
TracVision A5 inventory and firm purchase commitment revaluation charge	—	—	—	2,413
Cost of goods sold	9,642	9,072	31,454	30,044

Gross profit	7,100	4,690	21,988	13,834
Operating expenses:
Research and development	1,783	1,356	5,659	4,975
Sales and marketing	3,377	3,957	10,347	11,620
General and administrative	1,556	1,222	4,322	3,849

Operating income	384	(1,845)	1,660	(6,610)
Other income (expense), net	303	184	513	267
Income tax benefit (expense)	(13)	64	(246)	(74)

Net earnings	$674	$(1,597)	$1,927	$(6,417)

Net earnings per common share
Basic and diluted	$0.05	$(0.11)	$0.13	$(0.46)

Weighted average common shares outstanding
Basic	14,596	14,454	14,555	13,983

Diluted	14,765	14,454	14,740	13,983

-more-

KVH INDUSTRIES, INC. AND SUBSIDIARY

SELECTED FINANCIAL INFORMATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands, unaudited)

	September 30, 2005	December 31, 2004
ASSETS
Cash, cash equivalents and marketable securities	$49,427	$45,728
Accounts receivable, net	9,057	9,577
Inventories	7,793	7,251
Deferred income taxes	440	645
Other assets	1,981	1,233

Total current assets	68,698	64,434
Property and equipment, net	8,282	8,218
Deferred income taxes	3,014	3,014
Other non-current assets	199	248

Total assets	$80,193	$75,914

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$7,465	$5,678
Current portion of deferred revenue	10	—
Current portion of debt obligations	111	107

Total current liabilities	7,586	5,785
Deferred revenue	111	—
Debt obligations	2,311	2,397
Stockholders’ equity	70,185	67,732

Total liabilities and stockholders’ equity	$80,193	$75,914

This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial and product development goals for 2005, anticipated revenue growth, anticipated profitability, anticipated orders for our satellite communications and military products, and anticipated improvements in our product margins and competitive position. The actual results we achieve could differ materially from the statements made in this press release. Factors that might cause these differences include, but are not limited to: the unpredictability of the new and emerging market for mobile satellite communications products in automobiles; failure to develop and market products suitable for automotive manufacturer use; failure to gain the acceptance of or orders from automotive manufacturers for the TracVision A5; widespread consumer demand for satellite TV service in cars may fail to develop; the appeal and acceptance of satellite TV-equipped rental vehicles to consumers may be lacking; potential difficulties in achieving additional significant cost reductions for the TracVision A5; seasonal declines in demand for our mobile satellite communication and television products; the unpredictability and financial impact of purchasing schedules and priorities of the relatively small number of customers for our defense products; the risk of order cancellations, particularly for longer-term orders; the risk that contract options may never be exercised, depriving us of potential revenue; the potential termination of the multi-year SRWS or MK54 torpedo programs; the impact of lengthy export license processes on the timing of our international military product shipments; potential reductions in our overall gross margins associated with a general shift in product mix toward our mobile satellite communications products; weather conditions that could disrupt regional sales efforts, including the impact of recent hurricanes; our dependence on single production lines for our products; our dependence on sole or limited source suppliers; our dependence on third-party satellite networks for programming and satellite services; challenges in managing anticipated growth; the impact of continuing increases in fuel prices on the sale and use of motor vehicles and marine vessels; poor or delayed research and development results; currency fluctuations, export restrictions and other international risks; potential product liability claims; the difficulty in protecting our proprietary technology; potential claims of intellectual property infringement; and expenses associated with new corporate governance requirements. These and other factors are discussed in more detail in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 9, 2005. Copies are available through our Investor Relations department and web site, www.kvh.com. We assume no obligation to update our forward-looking statements to reflect new information and developments.

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